EXHIBIT 5.1



October 14, 1998


Featherlite, Inc.
Highways 63 and 9
Cresco, Iowa 52136

Re:  EXHIBIT 5.1 to Registration Statement on Form S-3

Ladies/Gentlemen:

We are acting as corporate counsel to Featherlite, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of 218,281 shares of the Company's Common Stock (the "Shares") which may be offered for sale by a certain shareholder (the "Selling Shareholder").

In acting as such counsel for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

         1.       The Company's Articles of Incorporation, as amended.

         2.       The Company's Bylaws.

         3. Certain corporate resolutions of the Company's Board of Directors pertaining to the issuance by the Company of the Shares.

         4.       The Registration Statement.


Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

         1. The Shares are validly authorized by the Company's Articles of Incorporation.

         2. The Shares are validly issued and outstanding, fully paid and nonassessable.


         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.


By /s/ Timothy M. Heaney


Timothy M. Heaney
Fredrikson & Byron, P.A.
1100 International Centre
900 Second Avenue South
Minneapolis, Minnesota 55402
Telephone:  612-347-7000
Fax:  612-347-7077